Ally Financial Announces Maureen Breakiron-Evans and Michael Steib to Join Board
DETROIT (July 22, 2015) -- Ally Financial Inc. (Ally) today announced that former financial executive Maureen Breakiron-Evans and internet executive Michael Steib have been appointed to the board of directors, effective today. Breakiron-Evans will also serve on the board’s audit committee.
“Both Maureen and Michael will be terrific additions to the Ally board at this point in the company’s journey,” said Ally Chairman Franklin (Fritz) Hobbs. “Ally has a strong foundation and leading positions in both the auto finance and online banking sectors and is poised to expand upon these strengths.”
Hobbs continued, “Maureen is a seasoned executive with a broad range of experience in both management and governance of companies looking to evolve, grow and deliver for shareholders, and Michael’s experience in online marketplaces and his innovative spirit will bring a vital perspective to the Ally board, in particular, as we seek to pursue digital growth strategies. We look forward to their contributions.”
About Maureen Breakiron-Evans
Breakiron-Evans is a seasoned former financial executive and corporate board member. She currently serves on the boards of Cognizant Technology Solutions and Heartland Payment Systems. Breakiron-Evans was previously the chief financial officer of Towers Perrin, until she retired in 2008. Prior to joining Towers Perrin, she was the general auditor and enterprise risk manager at CIGNA Corp. She also served as CFO of Inovant, LLC, a unit of Visa that developed and operated its payment and transactions systems globally. Breakiron-Evans also held several leadership positions at Transamerica Corp. and was an audit partner with Arthur Andersen. She is a certified public accountant and serves on the board of trustees at Stetson University.
About Michael Steib
Steib is the chief executive officer of XO Group, the leading consumer internet and media company with brands including The Knot, The Nest and The Bump. Prior to joining XO Group, Steib served as CEO of Vente-Privee USA, an ecommerce venture backed by American Express. He also spent four years at Google helping to build Google TV Ads and grow Google Mobile Ads and YouTube’s advertising business. He also held key positions at NBC and McKinsey & Company. Steib was honored as one of Crain’s New York 40 Under 40 professionals in 2008 and serves on the board of Literacy Partners, a nonprofit providing free adult literacy programs to thousands of New Yorkers.
About Ally Financial Inc.
Ally Financial Inc. (NYSE: ALLY) is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full spectrum of financial products and services, including new and used vehicle inventory and consumer financing, leasing, vehicle service contracts, commercial loans and vehicle remarketing services, as well as a variety of insurance offerings, including inventory insurance, insurance consultative services for dealers and other ancillary products. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Corporate Finance unit provides financing to middle-market companies across a broad range of industries.
With approximately $153.5 billion in assets as of March 31, 2015, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.
Contact:
Gina Proia
646-781-2692
gina.proia@ally.com